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                                                                    Exhibit 99.2


 Transcript of Sierra Pacific Resources' Second Quarter Earnings Conference Call

Date: August 14, 2002
Time: 7:00 a.m. PST

The following transcript contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries (the "Company") within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, further unfavorable rulings in pending and future rate cases, the ability of the Company to access capital markets in light of recent ratings downgrades, whether suppliers will continue to honor existing power and fuel supply contracts, developments in the pending litigation brought by Enron, whether long-term power costs can be lowered through negotiation or administrative proceedings, weather conditions during the summer of 2002 and beyond, operating hazards, uninsured risks and changes in energy-related federal or state legislation and regulations. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, both of which have been filed with the SEC. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

OPERATOR: Please continue to hold. The Sierra Pacific Resources conference call will begin shortly. Thank you.

OPERATOR: Good day, ladies and gentlemen, and welcome to the Sierra Pacific Resources second quarter earnings conference call.

At this time, all participants are in a listen-only mode. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Mr. Rich Atkinson. Mr. Atkinson, you may begin.

RICHARD ATKINSON, VP-INVESTOR RELATIONS & TREASURER, SIERRA PACIFIC RESOURCES:
Good morning. This is Rich Atkinson, Vice President, Investor Relations and Treasurer for Sierra Pacific Resources.

I'd like to thank you all for joining us on this call this morning, regarding Sierra Pacific's second quarter earnings.

With me this morning are Walt Higgins, Chairman, President and Chief Executive Officer, and Dennis Schiffel, Senior Vice President and Chief Financial Officer.

Before we begin, I'd just like to remind everyone that comments made by management during this call may include forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include all the factors discussed in the company's annual report on Form 10-K for the year ended December 31, 2001, and its form 10-Q for the quarter ended June 30th, 2002.

These reports have been filed with the Securities and Exchange Commission, and are available without charge through the Edgar system at its Web site.

I'd also like to let you know, since I know there's a lot of interest in this, how we will handle questions at the end of this pre-prepared script portion.

We are not going to speculate on future events. We are still in a delicate position, and we will report actual accomplishments as they occur, rather than promise future results. We will not describe current activities whose outcome cannot yet be ascertained.

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You may submit your questions by e-mail today. We have an e-mail address for this purpose. It's webcastquestions - as all one word - @sierrapacific.com.

Once again, that's webcastquestions@sierrapacific.com.

This morning at approximately 5:00 a.m. Pacific daylight time, the company issued a press release detailing earnings for the second quarter. In addition, the company's form 10-Q for the period ending June 30th was filed this morning.

So we don't intend to go into a great amount of detail on the actual numbers, although we intend to discuss significant factors and developments that have impacted those results.

This morning, the company reported a consolidated net loss of $42 million for the second quarter, and $347 million for the first six months of this year.

These losses are primarily the result of disallowances in our deferred energy cases, on March 29th for Nevada Power Company, and on May 28th for Sierra Pacific Power Company.

Our recent history is familiar to many, if not all of you. And the high costs for power - fuel and purchased power - have far exceeded what was recovered through rates charged to customers. The largest single factor in the second quarter loss was the disallowance of $53.1 million of deferred energy costs for Sierra Pacific Power Company.

In the second quarter of this year, Sierra Pacific Power Company had a loss of $34.9 million, and I'd like to take this opportunity to correct an error in our press release. That compares with net income of $29.4 million in the second quarter of last year for Sierra Pacific Power Company.

Nevada Power Company earned $5.7 million in the second quarter, compared with $33.1 million in the same period a year ago.

For the six months ending June 30th, Sierra Pacific Resources had a net loss of $347 million, compared to a loss of $29 million in the same period, the year before.

Once again, the largest impact on the six month results was the March 29th disallowance of $434 million, almost half of Nevada Power Company's deferred energy costs that were accumulated between March 1st and September 30th of 2001.

These disallowances had a significant and an immediate impact on Sierra Pacific Resources. I'd like to quickly summarize a few.

The value of our stock has dropped precipitously. On the day before the PUCN's ruling in the Nevada Power case, Sierra Pacific stock closed at $15.09 per share. The next business day it fell by nearly 40 percent to $9.11 per share, and it is currently trading at around $6.10.

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The credit ratings for Sierra Pacific Resources and the utilities were downgraded by Standard & Poor's and Moody's - twice. Ultimately, they fell from investment grade to their current levels for Nevada Power and Sierra Pacific Power Company, of single B minus at Standard & Poor's and single B one for Moody's, for unsecured debt, and double B for Standard & Poor's and B single A two for Moody's for the secured debt at the utility.

These downgrades affected liquidity in two major areas - access to the capital markets and energy suppliers.

Now I'd like to turn the microphone over to Walt Higgins, our CEO, for a discussion of how we are responding to these events.

WALTER M. HIGGINS, CHAIRMAN, PRESIDENT & CEO, SIERRA PACIFIC RESOURCES: Thank you, Rich, and good morning. We appreciate the interest and attendance at today's meeting.

We have previously reported, and I'll repeat for you today, a number of actions that we have taken to restore our companies to financial health, and to ensure uninterrupted service to our customers. I want to review the actions taken today, and include some that are still pending.

In early April, we filed an appeal in Nevada district court to appeal the disallowance of power costs. A motion to dismiss the case was filed by Nevada's consumer advocate, and that was denied by the judge presiding in the case on May 30th.

The trial in the case will begin on October 17th, and we expect a decision in the case from the trial judge by year-end. While it is impossible to predict the outcome of this case, we do feel we have a strong case overall, particularly in regard to the denial of approximately $187 million of cost recovery based on an incomplete record and a contract that never existed with a relatively small power seller.

We are reviewing the need to file a similar legal action in the Sierra Pacific Power case, and will make a decision about that within the next few weeks.

In a positive regulatory development, the Public Utilities Commission of Nevada did allow Nevada Power a one cent per kilowatt-hour increase in June electric rates, which accelerated the previously approved deferred energy cost recovery [that]does not change the overall amount recovered, but does change the rate at which we recovered it, and provided additional cash flow of $16 million, largely received in July of this year.

The Public Utilities Commission of Nevada also granted Nevada Power the authority to issue up to $300 million in secured debt.

A request for rehearing in that case was denied this past Monday, and the Commission eliminated the requirement to immediately issue some of that debt, recognizing the changed and improved financial liquidity position of the company.

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We will be talking more about our liquidity and financing position shortly.

In addition, approximately 14 months ago, Sierra Pacific Power Company filed a request with the California Public Utilities Commission to increase rates on an emergency basis to our 45,000 customers in the Lake Tahoe area of California. And we have now received the requested increase - about $10 million per year.

Another request is also currently pending with the California Public Utilities Commission for an additional $9 million increase.

You may have heard that in late July the Public Utilities Commission of Nevada approved applications from five of our largest customers in southern Nevada to purchase their power, if they opt to do so, from another supplier besides Nevada Power Company.

These customers now have a decision to make. They and we have much work to do before they can begin buying their energy from a different supplier. The earliest they are allowed to do so under the regulatory rule is November 1st. The company supported the Public Utilities Commission's decision in this case under a law in Nevada known as AB661, and we have worked very closely with these customers to give them the choice of energy supplier.

Of course, they'll still be using the company's transmission and distribution systems to carry the energy to them. They would opt under this law to buy from another party if they choose to exercise that choice.

The departing parties, those who choose to leave, are accountable for their share of the deferred energy balances. And if they - and should they choose to opt out, their estimated deferred energy balance would be about $27 million for the combined group.

In addition, customers opting out in total would be required to pay $4.2 million in combined exit fees to reimburse the remaining customers and Nevada Power after their departure for the effects of their departure on remaining customers, then, of the company.

If all five customers were to leave Nevada Power, we would expect an annual decline in revenue of approximately $48 million. But, we would also see a drop in annual costs, primarily for fuel and purchased power, of over $46 million.

The impact on our system of the departures is expected to be small, both in dollar and megawatt terms. The rapid growth in demand in southern Nevada will, with almost any reasonable expectation, quickly offset the load effect of the currently, potentially-expected departures.

We should also note that on August 12th, the Public Utilities Commission of Nevada approved a sixth applicant under similar terms, as had been agreed among the company and the applicant, and other parties to the case, as well.

In another development, the Clark County Commission, the commissioners - and Clark County, the county in which Las Vegas exists - voted to place a non-binding referendum on the

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November general election ballot asking voters whether they would prefer their electric supply to come from a locally controlled, not-for-profit entity.

Those were the words used, but this would essentially be a government owned and operated enterprise.

We will wage a vigorous campaign to resist this referendum, and to make sure that the voters are fully and completely informed about the true advantages and disadvantages of such a scheme.

While our customers are understandably unhappy about the price increases over the last two years, occasioned by the high cost of energy and the market meltdown that we saw in the west, very few entities escaped those costs, and we intend to make these and other facts very, very clear.

Now I'd like to turn it over to Dennis Schiffel, our Chief Financial Officer, to talk about liquidity.

DENNIS D. SCHIFFEL, SENIOR VP & CFO, SIERRA PACIFIC RESOURCES: Thank you, Walt, and good morning to all of you on the line.

After March 29th, we took immediate steps to begin preserving cash. One of the first steps was we eliminated a number of contracts and temporary positions at our two utilities, and we restricted new or replacement hiring.

As well, the utilities reduced capital expenses by approximately $125 million in 2002. Primarily that was done by delaying portions of two major construction projects that we have - the Centennial transmission project in southern Nevada, and the Falcon transmission project in northern Nevada.

Various other smaller projects were also delayed, and none of these delays affected safety or reliability, which are primary concerns.

We also reviewed our asset portfolio for potential sale candidates. And in fact, we are selling some smaller assets that have limited usefulness in the short term. The dollar amount of those sales won't be much, but the sales are part of a larger cash preservation and management program.

To engage in cash preservation, you need to have an all-encompassing program, and you pick up the pennies as well as the dollars.

We continue to work closely with our banks. As you may know, in April our bank group confirmed the lines of credit for Nevada Power of $200 million, and of $150 million for Sierra Pacific Power. However, the bank group determined that PUCN's order represented a material adverse event in the financial condition of Nevada Power. They waived that material adverse event, conditioned upon termination of the holding company Sierra Pacific Resources' $75 million credit facility.

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Subsequent to those actions, both Nevada Power and Sierra Pacific Power have borrowed the full amount available under each credit facility and retired all outstanding commercial paper.

Also in April, the Sierra Pacific Resources board of directors suspended the common stock dividend to conserve, at least at the previously indicated rate of 80 cents per share, $80 million in cash annually. Restoration of that dividend is an important goal for us, but is unlikely in the near future.

To bolster our short-term liquidity, we have initiated negotiations for a short-term revolving facility, using our receivables as security. And we have begun discussions for a term loan facility.

We do not expect either facility to be completed before the end of September. And, of course, we cannot give complete assurance as to either the timing or ability to place the facilities. However, as we will discuss in a moment, our situation is improving.

The central part of our liquidity management has been the cooperation of our continuing power suppliers. Aside from Enron, Morgan Stanley and Reliant, and few fairly small suppliers, who had terminated deliveries and contracts, we continue to have - and I must say, greatly appreciate - the support of our power suppliers.

We proposed to the continuing power suppliers we would pay them for deliveries at a price above current market rates, but below the original contract price for the summer at Nevada Power Company.

We discussed a delayed payment agreement with them, whereby we would make them whole no later than the end of 2003, and it now appears we may be able to make them whole sooner. We plan to make a substantial pay-down of the delayed amounts we may owe them in October.

So far, I should note, only Duke Energy has signed the agreement, the delayed payment agreement; however, the other power suppliers are in what I would call an informal standstill with us. We have agreed to extend their contractual rights under the WSPP, and they continue to deliver power to us.

And as you know, the summer brings a needle peak of demand, and consequently, the greatest cash flow impact for Nevada Power. So it's important that our power suppliers, A, continue to supply, and B, assist us through this period.

I should note, it's very important that Sierra Pacific Power, by contrast, has not requested a delay of payment arrangement, and continues to pay all continuing suppliers full contract amounts for deliveries.

Also, as previously reported, we have filed complaints against nine power suppliers under Section 206 of the Federal Power Act, requesting reductions in contract prices due to a dysfunctional market of the past year or so.

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It is important to note, we have not accused any of these continuing suppliers of any misconduct and we are, in fact, engaged in bilateral settlement discussions with most of them. There is, of course, no assurance that we will reach a settlement or be successful in litigation before the FERC if we cannot reach settlement.

However, as additional revelations come out about the dysfunctional market, our case seems to be getting stronger. And, of course, a reduction in contract prices would aid our long-term and short-term liquidity and benefit our customers.

As a final note on liquidity, in line with our expectations as we began to make forecasts back in April of this year, we reached the low point in our cash availability at Nevada Power in the first few days of July. Since that time, cash build-up has been positive.

Just as a spot information item, last week our cash availability at Nevada Power was in the $80 million range. Sierra Pacific has continued to operate with cash availability of about $110 million. Because of the nature of our billing system and our deliveries during the summer, we would expect to continue to build cash.

If I could turn for a moment to concerns about suppliers and power supply, we have kept our power suppliers informed as to our financial status. The actions we're taking enable us to pay them their obligations in full. We have entered into confidentiality agreements with the power suppliers. We provide them with cash flow forecasts for Nevada Power, along with other financial data, and we periodically update that information.

Understandably, our power suppliers wish to understand and manage their credit exposure to Nevada Power. It was particularly important that we reach these arrangements and provide this information to our power suppliers as the summer season began, as we had drawn our bank lines and had no additional credit facilities.

An extreme concern was reliability of summer electric supply in southern Nevada. It became critical when Enron terminated deliveries in early May. Enron indicated it had exercised what it believed to be its contractual right to end deliveries because of recent changes in the credit ratings of Sierra Pacific's utilities.

The Enron termination, along with the smaller terminations that I mentioned, when combined with the existing and normal unfilled short positions, presented a significant problem. You had a utility with virtually no credit capacity, and large needs for power.

Fortunately in June, we reached an agreement with Duke Energy to supply us up to 1,000 megawatts of electricity per hour, as well as natural gas to both Nevada Power Company and Sierra Pacific Power Company, so that we could fulfill our customers' power requirements during the peak summer period.

Duke agreed to power and gas sales between June 15th and December 31st, 2002, obviously under mutually agreeable terms to assist the Nevada utilities. Duke Energy also agreed to

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accept, as I mentioned before, a deferred payment program for a portion of the summer cost under its pre-existing power supply contract with Nevada Power.

Concurrently with those arrangements, Nevada Power and Sierra Pacific Power each negotiated agreements to settle their FERC Section 206 complaint proceeding against Duke Energy.

With that brief overview of our liquidity situation, I'd like to turn back to Walt.

HIGGINS:  Thanks, Dennis.

Now that the summer is mostly over, and as Dennis reported, our cash reserves are increasing as a result of customers paying their bills at a time when they're using a lot of energy, we are confident that we can continue to reliably provide power to our customers and meet our financial obligations to our suppliers.

We do, however, face a number of issues, still. Let me sum those up.

Number one, we must refinance or renew our bank credit lines that mature in late November 2002.

We must reach some resolution on the Enron matter. Enron is suing us for a mark-to-market claim of about $300 million. We will vigorously resist the Enron claim, both through the FERC 206 proceeding, and through other defenses.

We must and will pay the amounts net of the outcome of the FERC 206 proceedings, that come due to our continuing suppliers under the arrangements that are either in place or de facto in place by virtue of the standstill that some suppliers are giving us. And we will pay those people who have helped us through this critical period.

We must develop and execute a plan that, despite our limited financial resources and capability, will assure a reliable power supply with price protection for our customers over the next few years.

We must help Nevada formulate a reliable, durable, volatility-resistant energy strategy for the state. We must present a convincing case in our next deferred energy case for Nevada Power, and it starts in November of 2002, that we were prudent in purchasing power and, if anything, a victim of unpredictable and dysfunctional markets.

And we must present a case to southern Nevadans that voting in favor of a government takeover and government run electric utility is an alternative to be entered into very, very carefully.

Looking ahead, I believe our strategy is very straightforward. We are evaluating every avenue which holds the promise of restoring investor value. We have hired outside advisors to help us with this effort, and we continue to work very closely with our advisors and investment bankers.

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We are continuing to press our Federal Power Act Section 206 case before the
FERC to reduce the prices under contracts that were reached when the market and the prices were dysfunctional.

And we are continuing bilateral negotiations with each of our suppliers, as described earlier.

We are further examining cash expenditures to conserve cash, and continuing efforts overall, as Dennis mentioned earlier, to control costs. We must carefully manage our financial situation, especially our liquidity, and at the same time, manage our price and supply risks by acquiring in advance the necessary supply and price commitments to fill the needs of our customers.

We must rebuild our relationships with our public utility commission in Nevada, and with our customers. As a part of those efforts, for example, we're creating partnership programs with builders that create more flexibility in meeting the need and obligation for new hookups, as well as allowing developers and other commercial customers the option of paying for overtime to meet rush schedules. And as you know, we've also made changes in our management team.

We must reliably and efficiently provide power to our customers, because that is why we exist as a company. We do enjoy the benefit of being the fastest-growing service territory in the nation.

You could hear from this discussion that we've made some positive achievements, but we still have a difficult road ahead of us.

Throughout my years of utility experience, no time has been more challenging than the last two years. The very fact of our accomplishments during the most difficult times of these two years gives me the confidence that we can continue to meet the challenges that we are facing and that we will face.

I would like to conclude by saying I'm extremely proud of our organization, as it has performed exceedingly well, despite much politically motivated criticism that conveniently forgets the true root causes of the western energy crisis, and why it hit Nevada particularly hard.

Despite being severely impaired financially, and losing substantial promised energy delivery from Enron, Morgan Stanley and Reliant, we kept the lights on in Nevada. And not only did we keep them on, but in July, Nevada Power set three successive all-time records for peak demand, and at Sierra Pacific Power we set a new all-time peak demand record.

I'd like to publicly thank our employees for their great performance. I'd like to thank our continuing suppliers. And I'd particularly like to thank Duke Energy, who came and helped us when we needed it most to ensure a reliable power supply at a fair price for the summer of 2002 in Nevada.

Now, that concludes our formal statement. As previously described by Mr. Atkinson, we have set up an e-mail system that would allow you to e-mail any questions that you might have directly to the following e-mail address, so that we might answer them.

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We will take the liberty of consolidating similar questions and attempting to answer them once in the interest of your time and our time. And, I want to give you that address again.

The address at which you can e-mail questions - and we have somebody standing by the Web site to pick those questions up and bring them to us immediately, where Richard Atkinson, Dennis Schiffel and I are looking at them to make sure that we give you prompt and clear answers - the correct Web site is - and I'm going to spell it for you as well as say it to you - webcastquestions@sierrapacific.com.

Webcastquestions is W-E-B-C-A-S-T-Q-U-E-S-T-I-O-N-S @sierrapacific.com, S-I-E-R-R-A-P-A-C-I-F-I-C.com.

We have several questions that we've received already. And I'd be happy to begin to answer questions.

One question that we have received is, can you confirm that the power that you're buying from Duke is in addition to the power that had already been contracted?

And the truth is, about that, that the additional 1,000 megawatts that we bought from Duke, or that Duke made available to us when needed, was power that was to replace power that was needed to either fill the normal short position, or replace the deficit that terminating suppliers, for example, Enron, Morgan Stanley and Reliant, had created when they terminated the contracts that they had had with us.

So that was additional power over and above what Duke had already arranged to give to us.

We have other questions regarding a deferred energy balance.

We obviously track that closely. In our 10-Q we have put information that precisely talks about what the deferred energy balance is as of the close of the quarter. And I would refer you for exact numbers to that. Page 12 of the Q has information about the deferred energy balance.

We have engaged the investment banking firm of UBS Warburg to advise the company on all matter of activities related to power contract restructuring, financial liquidity, sources of financing, and other matters of strategic importance to the company.

We've been asked, have you been approached by other interested partners concerning the purchase of Nevada Power?

The company does not comment on such matters or activities, other than to acknowledge the publicly-made comments of the Southern Nevada Water Authority, that they intend to make an offer for Nevada Power, but we have seen nothing and know nothing of such an offer beyond those public statements.

A question was asked if any of the entities which were named in the FERC complaint issued yesterday - or at least, I believe they were issued yesterday, by the FERC - at their agenda

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meeting, relative to further investigations into western power market activities, naming six entities, three of which were Enron affiliates - were any of those Enron affiliates people against whom we have made FERC 206 claims?

And the answer is yes. One of those entities is a defendant in our FERC 206 claim.

If you'll excuse me just a minute, I'm reading a couple of questions that have come in.

Some concerns asked about information being provided to power suppliers, but not to investors.

Obviously, we make available all information that is deemed suitable to - for public disclosure. Our power suppliers have signed confidentiality agreements.

And in order to make, on their behalf, as Mr. Atkinson pointed out, a proper assessment of the credit risks that they face, continuing to supply us power in the face of our weakened financial and liquidity position, we have made arrangements with the power suppliers in exchange for confidentiality and confidential treatment of our financial and liquidity information, that if they would treat it confidentially, we would share with them information that would help them assess just as other people who traditionally have had to assess our creditworthiness, would be able to do so.

And I'm pleased to say that our power suppliers have responded positively to receiving that information. They have treated it with the confidentiality that was due it.

And we believe we are operating in that matter in exactly the way one operates with its creditors, or, for example, with Moody's or Standard & Poor's, that there is certain information, especially forecast information, that needs to be treated confidentially and cannot be generally shared with the public.

And so we have tried very hard to provide all available possible information to our investors, while simultaneously sharing with our creditors on a confidential basis - non-disclosure basis - the information they needed to assess the credit risk that they were facing by continuing to supply the company.

And the evidence is that that information helped them to make good decisions, but could not be used in any other way because of the agreements that they signed.

We have been asked a question about whether bankruptcy is still an option for the company, or for some segment of the companies.

Clearly, bankruptcy, especially when it's sometimes called a strategic bankruptcy, is always an option for a company that is financially distressed and potentially unable to meet its obligations, or may be under attack, fairly or otherwise.

At the current time, our opinion is that there is no current merit in a bankruptcy or a Chapter 11 filing, given that our financial liquidity position is improving essentially every day. And we

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have received the cooperation of our power suppliers and our banks with respect to ensuring that we had the financial resources necessary to keep the lights on and the power flowing and the fuel flowing, and the power purchases flowing.

And so, bankruptcy is never ruled out, but it does not appear at the present time to have merit.

A question was asked about, would we be willing to sell stock below book value? Why is it in the best interest of stakeholders to have an investment in this company - or excuse me - to have an investment-grade rating in this company?

You know, there was a time in the history of investment in, or credit in this country, the last few years, that there was almost no difference in the cost of credit among various degrees of creditworthiness. The difference between a double B, a triple B, a single A, et cetera, was almost inconsequential.

That is clearly not the case now. The case now is that there is a difference in what you pay in terms of a premium for access to credit, the cost of money, by virtue of having different credit ratings, especially credit ratings below investment grade.

It appears to matter financially to the customers of the company if we are a lower credit. And it certainly matters to the many people with whom we must do business on a daily basis, when they make decisions about whether or not they would like to do business with us.

For example, the standard power contract in the western United States requires a buyer of power to remain at a creditworthy, i.e., investment-grade credit level, or else the supplier of power has the right to demand further collateral or the right, according to the contract, to withdraw from the contract.

And while we have issues about how certain of these parties behaved in some of this, we certainly think that, in order to do business in an orderly, most cost-effective way in the western United States in the electric and gas business, it is in the interest of our customers to be able to have a creditworthy, investment-grade company. And so, we seek, for a variety of business reasons, to be an investment-grade company.

Would we sell stock below book value?

No, we would try very, very hard never to have to do that.

SCHIFFEL: We have several questions that came in regarding whether our bills are being paid. Let me try and state this a different way, perhaps, than was in the comments we made previously.

We are paying all of our bills at all of our utilities. The only thing that is different is, we are asking our continuing power suppliers to give us delayed payment terms. And so far, they are continuing deliveries, with the exceptions that we noted.

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And as I stated before, we anticipate making them a substantial catch-up payment in October. And we have promised them that, in fact, all of them will be paid before the end of December 2003, and quite likely before that.

So, I hope that's clear.

There was also a question about, regarding the bank lines coming due. Could we use - could we secure assets, asset security, so to speak, to support financing?

The answer is, yes, we have sufficient bondable property to do so.

There was another question about how much we will pay the power suppliers in the catch-up payment in October.

That's set by formula and depends on exactly what our results are on September 30th, and what our cash flows are, but it will be a substantial payment, at least as we project at this time.

HIGGINS: We do have a question about what is the equity value, the book equity value, in Nevada Power.

I would refer you to note two in the 10-Q, which explains that.

The question wonders because it's difficult, because of the nature of the purchase accounting method we used when we merged the two companies. But note two would explain that in the Q.

We're also asked if there's some funding mechanism in the state to proceed, in the event there's a utility takeover.

As best I know, there is currently no funding mechanism in existence in the State of Nevada that would provide for the state to have a method of taking over the utility. That doesn't mean one couldn't be put in place, but there is not one today.

SCHIFFEL: There was a question about what is your - what do you, what do we see as the direction of credit for Sierra Pacific Resources, Pacific Power and Nevada Power?

I think if you look out over the next several years, we will probably return to an - have the capability, let's put it that way - to return to investment-grade credit rating sometime, let's say, 18 months from now, provided, of course, our projections come true and we accomplish the tasks that Walt summarized at the end of our prepared remarks.

The other factor playing in when our credit ratings will be restored by the S&P and Moody's, has to do with their evaluation of the State of Nevada, our relationship with the commission, what the commission is likely to do, as well as what our actual debt ratios are, and other things.

So it's hard to predict, but there is every possibility that we could be sneaking back up on investment-grade credit ratings 18 to 24 months from now.

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HIGGINS: Several questions are asked about, should there be an offer for Nevada
Power, how would the board evaluate or take account of the various factors that should be taken account of?

And I think it should be noted - and it's been said before and I'll say again - the board of directors of Sierra Pacific Resources is very mindful of its duties on behalf of the shareholders of the company to do the best for them that they can. And they will do their job, should a offer for the company be forthcoming from anybody, for all of the company or some of the company.

I would reiterate, the official position of the board of directors is that the Nevada Power subsidiary is not for sale. But I reassure you, the board of directors will do its job, should such a thing occur that someone makes an offer.

A number of questions are asked about the cash and power price positions that exist.

As mentioned by Dennis, our cash positions have been improving. We are selling power to our customers because it's a hot weather time. The prices that we're paying for power in the market are reasonable under the arrangements we have, for example with Duke, to fill the short position.

As a result, our cash position is improving net of what we pay for power versus what we collect from our customers. The fact that prices have remained stable and relatively good, is good for helping the current situation.

I refer you to the 10-Q and the liquidity discussion in the 10-Q about our cash position.

Questions about how much more secured debt could be issued at Nevada Power.

One could do the analysis from the balance sheet, based on, you know, how much value there is that is not covered by secured debt. But an approximate calculation for both Nevada Power and Sierra Pacific Power of the unsecured, available credit capacity, that could cover property that could cover secured debt, first at Sierra Pacific Power, approximate $350 million, and at Nevada Power approximate $860 million.

That is the available, unbonded, unsecured debt capacity of the two entities.

A further question was asked, perhaps asking further clarification around the comments Dennis made about the fact that we're seeking other forms of financing, for example, the possibility of a conduit which would use our receivables to secure a source of financing.

And the question says, kind of, what are you going to do about the bank lines?

And as Dennis mentioned, we are in fact negotiating several different ways of providing additional liquidity possibilities to forestall the possibility that we might conceivably be unable to renew the bank lines.

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

For example, he talked about a receivables conduit. He also talked about a private placement of a term loan. We believe that among those various alternatives is sufficient capacity to deal with that liquidity challenge.

I cannot tell you how much we're going to pay in October to our continuing suppliers. We are committed to making a payment to them, and we believe we have the financial capacity to make a payment to them that at least meets their expectations as we have talked to them.

I do not know, and will not be in a position to say that until we actually get to the point where we're ready to make that payment.

SCHIFFEL: There was a question, it's not quite clear, about unrecovered power balance for summer of 2002.

For the individual who asked that, and for others who are interested, that's dealt with on pages 12 and 13 of our Q, where we try and tell people exactly where we stand on those issues, and the amounts.

I won't read those, but I just refer you to that. I hope that's helpful.

HIGGINS: We are asked about the earliest date that a decision from the FERC, presumably in the 206 cases, or from the bankruptcy court in the Enron matter, could be expected.

There are actions to take place in September in bankruptcy court relative to the Enron matter. Enron has asked that collateral be posted by the company. We will vigorously resist the request for collateral in the Enron case.

Beyond that, the expectation of counsel is, the Enron bankruptcy issues will probably go on for years.

With respect to the FERC 206, there is a published schedule with respect to the timing of a decision out of the administrative law judge and out of the FERC. We will get back directly to the individual, but it is available in FERC filings in our case about exactly what schedule it's on.

I don't happen to have that at my hand, but I believe that a decision is expected out of the ALJ before the end of this year in the FERC 206 case.

You said you'll oppose the Clark County referendum. Does this mean you would consider the water authority offer hostile?

Let me just say that a letter proposing to sell, or to buy something, is not a hostile offer. This is an asset owned by the company, and somebody can make an offer any time they want to, to buy an asset. And a seller - and an owner of an asset has the right to do its job, do its due diligence and decide what's best for the best shareholders and the customers, and make a decision about what to do.

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

We do not per se oppose the referendum. We oppose the misleading nature of the referendum, and the fact that it does not tell the voters the truth about what's really being proposed - a government takeover and a government operated utility. We intend to make sure that the voters get to know what they're voting for.

The board will do its job if we receive an offer from anybody to buy any piece of property or asset of this company.

We have a question about, are you working with the public utility commission on a long-term settlement of the deferred fuel cost problem?

I think it's fair to say that we have invested, and will continue to invest, a great deal of time in attempting to rebuild our relationship, and build a good relationship, with the public utility commission about the whole matter of deferred energy accounting and our fuel and power purchase practices.

We have much work left to do in that regard, and we believe that ultimately we will come to a good resolution of that matter and how it will be handled in the future.

With respect to the past, as mentioned, we have filed suit in Nevada district court, asking for a reversal of the disallowances, because we do not believe that they were appropriately disallowed.

SCHIFFEL: We've had another question about liquidity. The question deals with, what's the liquidity of the parent company, the holding company, and specifically a reference as a dividend restriction from NPC, which will probably be in effect for the next roughly 12 months, let us say.

That restriction was both in terms of, when we filed for financing authority with the commission, they restricted dividends from Nevada Power to the holding company until Nevada Power had achieved a 42 percent equity ratio.

There are certain other restrictions in our first mortgage indenture, which we are working to eliminate. That's the nature of the restrictions, and it's more fully described in our 10-Q.

There is sufficient liquidity at Sierra Pacific Power to continue to support Sierra Pacific holding company, provided that we manage our resources very carefully. That's not a - that's not a long-term solution. And we'll just have to update you more on that later. But at the moment, it is not a pressing problem.

HIGGINS: Do you have any near-term plans to issue the $300 million of secured bonds?

I would like to remind everyone that when our financial situation, particularly our liquidity, was put in jeopardy as the result of not being allowed to recover certain costs, we had to do a number of things very quickly to ensure that we would be able to access the power and fuel markets to buy power, to keep the lights on, and fuel to keep the lights on - one way or the other.

We looked at a number of options. And the option that we ultimately executed, with success, was to ask our power suppliers, who nearly all went along with us on this, either by signing an agreement as Duke did, or by agreeing to a de facto standstill as many did, to forbear temporarily the payment of some of the costs of power under our power contracts.

As a result, the liquidity needed to supply the cash to pay the contracts was overcome by having a slower cash flow on the payment of those contracts, thanks to the forbearance, the temporary forbearance of our continuing power suppliers. As a result, we did not need to issue the secured debt.

Had we been unable to get any power suppliers, or most power suppliers, to agree to temporarily delay the receipt of payment for power and fuel under the contracts, we would have needed additional cash from additional secured financing in order to be able to pay the power bills.

So now we have the authority, and we will evaluate the overall financial needs of the company to do all of its jobs, including keeping the lights on, as well as hooking up new customers and providing the essential infrastructure to serve the fast-growing loads in northern and southern Nevada, and evaluate when and whether some or all of that secured debt might need to be issued in the future.

In order to make sure we had that capability in case we needed it, we asked for and were very grateful to receive prompt public utility commission action, so that alternative method of providing liquidity was available to us.

SCHIFFEL: There was one more question on liquidity that somebody asked about our operating - will our operating cash flow be positive going into 2003?

I think the answer to that is, yes. One of the things you have to bear in mind, sometimes people focus on the bad news and not the good news. While we did have substantial disallowances on past costs, over the three-year period beginning roughly in April of this year, we will be recovering $522 million between the two utilities combined, - already approved as prudent cost recovery of past costs.

So those cash flows will be flowing through our financial statements and adding to our liquidity over that time period.

With that, I think we have basically answered most of your questions.

HIGGINS: There appear to be no more questions coming in. And we have attempted to consolidate several cases of questions that were almost duplicates of each other.

Let me say again on behalf of the team at Sierra Pacific, how much we appreciate the interest in the company and the fact that many of you are investors, and have continued to be investors, during a most difficult time, and a time when all of our patience and our skills were stressed to the limit.

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

We thank you for that. We thank you for your thoughtful and insightful questions. And we would urge you to make further contact, if there are details, especially of where in the 10-Q information can be found, if you believe that you're not finding something you need.

Thank you very much on behalf of Dennis Schiffel, our Chief Financial Officer, Richard Atkinson, Vice President, Treasurer and Investor Relations, and myself, Walt Higgins, for your attendance today. We are adjourned.

And, operator, thank you very much.

OPERATOR:  Thank you.  Ladies and gentlemen, this concludes today's conference.

If you would like to listen to the digital replay of this conference, you may dial 1-888-211-2648. And the pass code for that is 2174001. And this is available through September 13th.

Thank you for participating in today's conference. You may disconnect at this time. Have a nice day.

END

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